Filed Pursuant to Rule 424(b)(3)
                                                          File Number 333-122097

                           PROSPECTUS SUPPLEMENT NO. 3

                PROSPECTUS SUPPLEMENT NO. 3 DATED AUGUST 17, 2005
                             TO PROSPECTUS DECLARED
                            EFFECTIVE ON MAY 13, 2005
                               AS SUPPLEMENTED BY
                           PROSPECTUS SUPPLEMENT NO. 1
                             DATED JUNE 27, 2005 AND
                           PROSPECTUS SUPPLEMENT NO. 2
                              DATED AUGUST 11, 2005
                          (REGISTRATION NO. 333-122097)

                                HEMOBIOTECH, INC.

This Prospectus Supplement No. 3 supplements our Prospectus dated May 13, 2005, as supplemented by Prospectus Supplement No. 1 dated June 27, 2005 and Prospectus Supplement No. 2 dated August 11, 2005. The shares that are the subject of the Prospectus have been registered to permit their resale to the public by the selling stockholders named in the Prospectus. We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering, other than the exercise price, if any, to be received upon exercise of the warrants and options referred to in the Prospectus. You should read this Prospectus Supplement No. 3 together with the Prospectus and Prospectus Supplements Nos. 1 and 2 thereto.

         This Prospectus Supplement includes the following documents, as filed by us with the Securities and Exchange Commission:

         o The attached Current Report on Form 8-K of Hemobiotech, Inc. dated August 17, 2005.

         Our shares are not traded on any national securities exchange or quoted on any inter-dealer quotation system.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

           THE DATE OF THIS PROSPECTUS SUPPLEMENT IS AUGUST 17, 2005.

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

        Date of report (Date of earliest event reported): August 17, 2005


                                HEMOBIOTECH, INC.
                                -----------------
             (Exact Name of Registrant as Specified in Its Charter)


                                    DELAWARE
                                    --------
                 (State or Other Jurisdiction of Incorporation)


          000-51334                                        33-0995817
          ---------
   (Commission File Number)                    (IRS Employer Identification No.)


                        14221 DALLAS PARKWAY, SUITE 1500
                               DALLAS, TEXAS 75254
                               -------------------
                    (Address of Principal Executive Offices)


                                 (214 540-8411)
                                 --------------
              (Registrant's Telephone Number, Including Area Code)


                                 NOT APPLICABLE
                                 --------------
          (Former Name or Former Address, if Changed Since Last Report)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (SEE General Instruction A.2. below):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01         Entry Into A Material Definitive Agreement

On August 17, 2005, Hemobiotech, Inc. (the "Company") announced that it has amended the terms of $750,000 aggregate principal amount of its convertible unsecured promissory notes issued in its October 2004 private placement, in response to the unsolicited offer of the holders of the notes, three publicly traded closed end funds advised by RENN Capital Group, Inc., to permit the holders to convert, prior to the close of business on August 17, 2005, all outstanding principal amount and accrued but unpaid interest thereon into shares of Hemobiotech common stock, at a conversion price of $1.06 per share. On August 16, 2005, the holders of the notes converted all $750,000 aggregate outstanding principal amount and an aggregate of approximately $61,042 of accrued but unpaid interest thereon into an aggregate of 765,132 shares of Hemobiotech common stock.

Hemobiotech filed a registration statement with the SEC covering the resale of such shares of common stock, which was declared effective by the SEC on May 13, 2005.

Item 9.01         Financial Statements and Exhibits.

(c) Exhibits


Exhibit No.            Description
-----------            -----------

99.1                   Press Release of Hemobiotech Inc. dated August 17, 2005.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                              HEMOBIOTECH, INC.


                                              By: /s/ Arthur Bollon
                                              ----------------------
                                              Arthur Bollon
                                              Chairman of the Board and
                                              Chief Executive Officer

         Dated: August 17, 2005

                                  EXHIBIT INDEX


Exhibit No.            Description
-----------            -----------

99.1                   Press Release of Hemobiotech, Inc. dated August 17, 2005.

                             [GRAPHIC] HEMOBIOTECH

                         J.P. MORGAN INTERNATIONAL PLAZA
                        14221 DALLAS PARKWAY, SUITE 1500
                               DALLAS, TEXAS 75254
                                  214-540-8411




             HEMOBIOTECH ANNOUNCES CONVERSION OF $750,000 AGGREGATE
                PRINCIPAL AMOUNT OF CONVERTIBLE PROMISSORY NOTES


FOR IMMEDIATE RELEASE

DALLAS, TEXAS - August 17, 2005 - Hemobiotech, Inc. announced today that it has amended the terms of $750,000 aggregate principal amount of its convertible unsecured promissory notes issued in its October 2004 private placement, in response to the unsolicited offer of the holders of the notes, three publicly traded closed end funds advised by RENN Capital Group, Inc., to permit the holders to convert, prior to the close of business on August 17, 2005, all outstanding principal amount and accrued but unpaid interest thereon into shares of Hemobiotech common stock, at a conversion price of $1.06 per share. On August 16, 2005, the holders of the notes converted all $750,000 aggregate outstanding principal amount and an aggregate of approximately $61,042 of accrued but unpaid interest thereon into an aggregate of 765,132 shares of Hemobiotech common stock.

Russell Cleveland, President of RENN Capital Group, Inc., stated "We are excited about the potential of Hemobiotech and desired to have more shares for the funds we manage now so they can participate in the potential growth of the Company."

Dr. Arthur P. Bollon, Chairman and Chief Executive Officer of Hemobiotech, stated "We are very pleased with the support of the three funds and their advisor RENN Capital Group".

Hemobiotech filed a registration statement with the Securities and Exchange Commission ("SEC") covering the resale of such shares of common stock, which was declared effective by the SEC on May 13, 2005. This press release shall not constitute an offer to sell, or the solicitation of an offer to buy any securities, nor shall there be any sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

ABOUT HEMOBIOTECH, INC.

Hemobiotech is primarily engaged in the research and development of human blood substitute technology exclusively licensed from Texas Tech University Health Services Center. Our goal is to address an increasing demand for a safe and inexpensive human blood substitute product in the United States and around the world through our licensed technology. We believe that certain initial pre-clinical and early stage human trials undertaken outside the U.S. by prior holders of this technology suggest that our licensed technology may possess properties that diminish the intrinsic toxic effects of hemoglobin and help reduce or eliminate the abnormal reaction associated with hemorrhagic shock (which is the loss of blood pressure and the lowering of vital signs resulting from the loss of blood). Our principal executive offices are located at J.P. Morgan International Plaza, 14221 Dallas Parkway, Suite 1500, Dallas, Texas 75254, and our telephone number is (214) 540-8411.

EXCEPT FOR HISTORICAL INFORMATION, THE MATTERS DISCUSSED IN THIS NEWS RELEASE MAY BE CONSIDERED "FORWARD-LOOKING" STATEMENTS. SUCH STATEMENTS INCLUDE DECLARATIONS REGARDING THE INTENT, BELIEF OR CURRENT EXPECTATIONS OF HEMOBIOTECH AND ITS MANAGEMENT. . THE WORDS "BELIEVES", "EXPECTS", "ANTICIPATES", "ESTIMATES", AND SIMILAR WORDS OR EXPRESSIONS ARE GENERALLY INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. YOU ARE CAUTIONED THAT ANY SUCH FORWARD-LOOKING STATEMENTS ARE NOT GUARANTEES OF FUTURE PERFORMANCE AND INVOLVE A NUMBER OF RISKS AND UNCERTAINTIES THAT COULD MATERIALLY AFFECT ACTUAL RESULTS. SUCH RISKS AND UNCERTAINTIES ARE IDENTIFIED IN HEMOBIOTECH'S REPORTS AND REGISTRATION STATEMENTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.